Exhibit 99.1

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investors@lazydays.com

Lazydays Holdings, Inc. Reaffirms Strong Demand

Tampa, FL (June 10, 2020) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) provided an update for the second quarter ending June 30, 2020.

●	Following a 30% to 40% year-over-year drop in RV demand in the first half of April, demand increased significantly in mid-April. Demand remained strong in May and continues to be strong in June.

●	Customer RV orders in May 2020 increased approximately 90% versus prior year after adjusting for cancelled orders. When RV orders are delivered to the customer, they are recognized as unit sales and revenue.

●	May 2020 adjusted EBITDA increased approximately 80% versus May 2019. May unit sales increased approximately 55% versus prior year. May revenue was up approximately 36% from a year earlier.

●	The Company believes that the unprecedented growth in revenue and earnings is the result of four factors: 1) Significant market share gains related to the Company’s efforts to provide a Best-in-Class Customer Experience and better understand and meet customers’ needs; 2) Pent up demand related to shelter-in-place orders established in March and April; 3) Increased interest in the RV lifestyle as a way to vacation and travel while social distancing; and, 4) Synergies related to the Company’s integration of acquired dealerships.

●	RV Average Selling Prices (ASPs) continued to trend lower in April and May as new RV customers show a preference towards used RVs and lower priced new RVs.

●	Demand has been strong across all Lazydays dealerships.

●	RV Inventory is constrained, but the company believes it has or will receive adequate inventory to meet customer demand. All major OEMs resumed production in May.

●	As a result of the 90% growth in customer RV orders placed in May, the Company entered June with a very strong backlog and believes June 2020 year-over-year performance will be similar to May 2020.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays has dealerships located at The Villages, Florida; Tucson and Phoenix, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Lazydays also has a dedicated Service Center location near Houston, Texas. Offering the nation’s largest selection of leading RV brands, Lazydays features over 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, and ownership experience, which is why RVers and their families keep returning to Lazydays year after year, calling it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations regarding the impact of its recently acquired dealership in Phoenix, Arizona, and its greenfield start-up near Nashville, Tennessee, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.